Exhibit 99.1

Gaxos Reports Third-Quarter Revenue Growth of 14.5% Sequentially and 464.9% Year over Year

Advertising and marketing expense decreases 16.7% sequentially as revenue per dollar of advertising and marketing expense improves approximately 38%

Roseland, NJ / November 12, 2026 – Gaxos.ai Inc. (“Gaxos” or the “Company”)(NASDAQ: GXAI), a company developing artificial intelligence applications across various high-growth sectors, today reported financial and operating results for the third quarter ended September 30, 2026.

Third-quarter consolidated revenue was approximately $2.81 million, an increase of 14.5% from approximately $2.46 million in the second quarter of 2026 and 464.9% from approximately $0.50 million in the third quarter of 2025.

“Our third quarter results show continued revenue growth alongside lower advertising and marketing expense,” said Vadim Mats, CEO of Gaxos. “We achieved record consolidated revenue while improving revenue per dollar of advertising and marketing expense by approximately 38% from the second quarter. We remain focused on improving customer acquisition efficiency and scaling products and channels with favorable contribution economics.”

Third Quarter Financial Highlights

●	Consolidated revenue of approximately $2.81 million, up 14.5% from the second quarter of 2026 and 464.9% from the third quarter of 2025.

●	Basic and diluted net loss per common share attributable to common shareholders was $0.08 in the third quarter of 2026 from $0.14 in the third quarter of 2025.

●	Advertising and marketing expense of approximately $2.62 million, down 16.7% from approximately $3.14 million in the second quarter of 2026.

●	Revenue per dollar of advertising and marketing expense of approximately $1.08, compared with $0.78 in the second quarter, an improvement of approximately 38%.

●	Cash and short-term investments at approximately $13.30 million as of September 30, 2026.

Revenue and Advertising and Marketing Expense

Revenue increased 14.5% sequentially during the third quarter, while advertising and marketing expense decreased approximately 16.7%. As a result, revenue generated per advertising dollar improved approximately 38%, reaching $1.08 compared with approximately $0.78 in the second quarter.

Advertising and marketing expense represented approximately 93% of consolidated revenue during the third quarter, compared with approximately 128% in the second quarter, an improvement of approximately 35%.

Advertising and marketing expense totaled approximately $2.62 million during the third quarter, compared with approximately $3.14 million during the second quarter.

“We are continuously fine-tuning our approach to customer acquisition,” Mats continued. “Our revenue generated per advertising dollar showed significant improvement as we work on strategy As always, we strive to continue building on our progress.”

Liquidity and Capital Structure

As of September 30, 2026, Gaxos had cash and short-term investments of approximately $13.30 million, compared with approximately $11.44 million at June 30, 2026.

As of November 11, 2026, the Company had 13,752,288 shares of common stock outstanding.

During the third quarter, the Company received approximately $3.17 million in net proceeds from warrant exercises and issued 3,007,654 shares of common stock. Additional details are provided in Note 6 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2026. The Company did not issue shares through its at-the-market offering program during the quarter ended September 30, 2026.

Outlook and Operating Priorities

During the remainder of 2026, Gaxos intends to focus on:

•	Increasing recurring and repeat revenue across its core operating businesses;

•	Improving customer-acquisition efficiency and advertising payback;

•	Scaling products and customer channels demonstrating favorable contribution economics;

•	Maintaining discipline in operating expenditures and capital allocation; and

•	Providing investors with additional operating measurements, where reliable and appropriate.

Form 10-Q

Additional information regarding the Company’s third-quarter results is available in its Quarterly Report on Form 10-Q for the period ended September 30, 2026, filed today with the Securities and Exchange Commission.

About Gaxos.ai Inc.

Gaxos.ai Inc. (Nasdaq: GXAI) develops artificial intelligence applications designed to address opportunities across consumer and enterprise markets. The Company’s operations include Gaxos Labs, which develops and commercializes AI-powered applications, and RNK Health, a majority-owned subsidiary offering personalized weight loss, longevity, and performance treatments. Gaxos also holds a strategic minority investment in America First Defense.AI, a defense-technology company developing next-generation counter-UAS and robotic platforms.

For more information, visit Gaxos.AI. You can also follow Gaxos.ai on LinkedIn for the latest updates and news.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will”, “anticipate”, “estimate”, “expect”, “should”, “may”, and other words and terms of similar meaning or use of future dates; however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors disclosed in our filings with the SEC, accessible through the SEC’s website (http://www.sec.gov), including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed or furnished with the SEC. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors, including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. The Company disclaims any obligation to update forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The contents of any website referenced in this press release are not incorporated by reference herein.

Gaxos.ai Inc. Company Contact

Investor Relations

E:ir@gaxos.ai

T: 1-888-319-2499

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